EXHIBIT 99.2

                            STOCK OPTION AGREEMENT


      This Stock Option Agreement dated as of March 23, 1999 (the "Agreement"), by and between Texas Central Bancshares, Inc., a Texas corporation ("Issuer"), and Bank United Corp., a Delaware corporation ("Grantee").

                                R E C I T A L S

      A. Grantee, BUC Acquisition Corp. II, a wholly owned subsidiary of Grantee ("Sub"), and Issuer have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the "Reorganization Agreement"; capitalized terms used but not defined herein have the meanings set forth in the Reorganization Agreement) providing for, among other things, the merger of Sub with and into Issuer, with Issuer as the surviving corporation in the merger and becoming a wholly owned subsidiary of Grantee (the "Acquisition Merger"); and

      B. As a condition and inducement to Grantee's willingness to enter into the Reorganization Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

      1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 60,464 (as adjusted as set forth herein) shares (the "Option Shares") of common stock, par value $1.00 per share ("Issuer Common Stock"), of Issuer at a purchase price of $49.83 (as adjusted as set forth herein) per Option Share (the "Purchase Price"); PROVIDED, HOWEVER, that in no event shall the number of Option Shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock excluding, for purposes of this calculation, any shares subject to or issued pursuant to the Option.

      2. EXERCISE OF OPTION. (a) Subject to the provisions of Section 2(f), Grantee may exercise the Option, with respect to any or all of the Option Shares, at any time or from time to time, but only following the occurrence of a Purchase Event, as defined below; PROVIDED, HOWEVER, that (i) except as provided in the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) fifteen (15) business days after the first occurrence of a Purchase Event, and (C) termination of the Reorganization Agreement in accordance with its terms prior to the occurrence of a Purchase Event, and (ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance with the applicable regulations of the Federal Reserve Board, the Office of Thrift Supervision and other agencies having jurisdiction over the Issuer's sale, and the Grantee's acquisition, of the Option Shares, and the obtaining or making of any consents, approvals, orders, notifications, filings or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares to Grantee illegal (the "Regulatory Approvals"). Notwithstanding the
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termination of the Option, Grantee will be entitled to purchase the Option
Shares or exercise its Cash-Out Right (as defined below) if it has given notice of same in accordance with the terms hereof prior to the termination of the Option and the termination of the Option will not affect any rights hereunder or under the Reorganization Agreement which by their terms do not terminate or expire prior to or as of such termination.

            (b) As used herein, a "Purchase Event" means any of the following events:

                  (i) Without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term "Acquisition Transaction" shall mean (A) a merger, consolidation, statutory share exchange or similar transaction involving Issuer or any of its subsidiaries (other than transactions solely between Issuer's subsidiaries), (B) the disposition, by sale, lease, exchange or otherwise, of assets of Issuer or any of its subsidiaries representing in either case 10% or more of the consolidated assets of Issuer and its subsidiaries, or
      (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of Issuer or any of its subsidiaries; or

                  (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange
      Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 30% or more (or, if such person or group is the beneficial owner of 30% or more on the date hereof, such person or group acquires an additional 5% or more) of the voting power of Issuer or any of its subsidiaries ;PROVIDED, that the acquisition of beneficial ownership, or a right to acquire beneficial ownership, by any person or group (other than Grantee or a subsidiary of Grantee) of 30% or more (or, if such person or group is the beneficial owner of 30% or more on the date hereof, such person or group shall acquire an additional 5% or more) of the voting power of the Issuer or any of its subsidiaries that results from the acquisition of such voting power by such person or group after the date hereof pursuant to the last will or laws of intestate succession of a shareholder of Issuer shall not be deemed a Purchase Event hereunder so long as, after giving effect to such acquisition, at least two-thirds of the voting power of the Issuer remains subject to the several Voting Agreements and Irrevocable Proxies of even date herewith by and between certain shareholders of the Issuer and the Grantee.

            (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

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                  (i) any person (other than Grantee or any subsidiary of
      Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would beneficially own 30% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

                  (ii) the holders of Issuer Common Stock shall not have approved the Reorganization Agreement at the meeting of such shareholders held for the purpose of voting on the Reorganization Agreement, or such meeting shall not have been held or shall have been canceled prior to termination of the Reorganization Agreement, or the Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Reorganization Agreement, in each case, after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (C) filed an application (or given a notice), whether in draft or final form, under any applicable law or regulation, including without limitation, the Bank Holding Company Act of 1956, the Bank Merger Act, the Change in Bank Control Act of 1978 or the savings and loan holding company provisions of the Home Owner's Loan Act for approval to engage in an Acquisition Transaction.

As used in this Agreement, the term "person" shall have the meaning specified in
Section 3(a)(9) and 13(d)(3) of the Exchange Act.

            (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

            (e) In the event that Grantee is entitled to and wishes to exercise the Option, it will send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect and which Exercise Notice also specifies the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined herein) pursuant to Section 6(c), the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this Section 2(b) and a date (an "Option Closing Date"), subject to the following sentence, not earlier than seven business days nor later than 20 business days from the Notice Date for the closing of such purchase (an "Option Closing"). Any Option Closing will be at an agreed location and time in Houston, Texas on the applicable Option Closing Date or at such later date as may be necessary so as to comply with the first sentence of
Section 2(a).

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            (f) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making the required Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(b) and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance. Issuer agrees to use its reasonable efforts to assist Grantee in obtaining the Regulatory Approvals.

      In the event (i) Grantee receives official notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or (ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right pursuant to Section 6(c) with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

      3. PAYMENT AND DELIVERY OF CERTIFICATES. (a) At any Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing plus the amount of any transfer, stamp or other similar taxes or charges imposed in connection therewith.

            (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer will deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Issuer shall have issued any securities similar to rights under a stockholder rights plan, then each Option Share issued pursuant to such exercise will also represent such a corresponding right with terms substantially the same as and at least as favorable to Grantee as are provided under any such stockholder rights plan then in effect.

            (c) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF MARCH 23, 1999, A COPY OF WHICH MAY BE OBTAINED FROM

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      THE SECRETARY OF TEXAS CENTRAL BANCSHARES, INC. AT ITS PRINCIPAL EXECUTIVE
      OFFICES."

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

      4. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee that (i) Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the receipt of any required Regulatory Approvals, to permit it to issue the Option Shares; (ii) at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, Issuer shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option; and (iii) the shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any stockholder of Issuer.

      5. REPRESENTATION AND WARRANTY OF GRANTEE. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will be acquired for investment and will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

      6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to Section 1, and without limiting the parties' relative rights and obligations under the Reorganization Agreement, if any additional shares

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of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Issuer Common Stock subject to the Option will be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

            (b) Without limiting the parties' relative rights and obligations under the Reorganization Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments.

            (c) If, at any time during the period commencing on a Purchase Event and ending on the termination of the Option in accordance with Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out Right") pursuant to this Section 6(c), then Issuer shall pay to Grantee, on the Option Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice: (i) if the Purchase Event is one specified in Section 2(b)(i)(A) or Section 2(b)(i)(B), an amount in cash equal to the product obtained by multiplying the number of Option Shares specified in the Exercise Notice by the difference between (A) the highest price per share paid or to be paid for the Issuer Common Stock in the Purchase Event and (B) the Purchase Price; or (ii) in the case of any other Purchase Event, an amount in cash equal to the number of Option Shares specified in the Exercise Notice multiplied by the difference between (Y) the product obtained by multiplying the number of shares of BUC common stock into which a share of TCBI common stock would have been converted in the merger by the average of the daily reported closing sales prices for a share of the Class A Common Stock of Grantee in The NASDAQ Stock Market National Market for the twenty successive trading days ending on the trading day that is one trading day prior to the date of the Exercise Notice and (Z) the Exercise Price. Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 6(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

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      7. LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on any national securities exchange or interdealer securities quotation system), Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on any such national securities exchange or interdealer securities quotation system) and will use reasonable efforts to obtain approval of such listing as promptly as practicable.

      8. LOSS OR MUTILATION. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered will constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

      9.    MISCELLANEOUS.

            (a) EXPENSES. Each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

            (b) AMENDMENT. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

            (c) EXTENSION; WAIVER. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

            (d) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Reorganization Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith)
(i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) are not intended to confer upon any person other than the parties any rights or remedies.

            (e) GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

            (f) NOTICES. All notices, requests, claims, demands, and other communications under this Agreement shall be sent in the manner and to the addresses set forth in the Reorganization Agreement.

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            (g) ASSIGNMENT. Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other. Any assignment or delegation in violation of the preceding sentence will be void. Subject to the first and second sentences of this Section 11(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

            (h) FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

            (i) ENFORCEMENT. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Texas or in Texas state court, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Texas or any Texas state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Texas or a Texas state court.

            (j) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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      IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                   TEXAS CENTRAL BANCSHARES, INC.



                                    /s/ MICHAEL A. RUFF
                                    By: MICHAEL A. RUFF
                                    Its: CHAIRMAN




                                    BANK UNITED CORP.


                                    /s/ BARRY C. BURKHOLDER
                                    By: BARRY C. BURKHOLDER
                                    Its: PRESIDENT AND CHIEF EXECUTIVE OFFICER

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